RAPIDTRON ANNOUNCES MERGER CANDIDATE AND SHARE DIVIDEND


Las Vegas, NV, October 24, 2002 - Rapidtron, Inc. (NASD OTCBB: RPDT) (the "Company", formerly The Furnishing Club Inc.) announced today that it has signed a letter of intent to acquire 100 percent of the issued and outstanding shares of Rapidtron Inc., a privately held Delaware corporation.

Pursuant to the terms of the letter of intent, the Company will issue 10,000,000 common shares from treasury to the shareholders of the merger candidate, Rapidtron Inc. The closing of the transaction is contingent upon the closing of a private placement of up to 2,000,000 units at a price of U.S. $1.00 per share. The sum of U.S.$500,000.00 will be advanced upon closing and the balance of the financing will be subject to Rapidtron Inc. meeting certain milestones. The proceeds of the financing will be used to expand Rapidtron Inc.'s current business.

Additionally, as of October 24, 2002 the Company enacted a 1.25 for 1 forward split of its stock through a stock dividend, whereby for every 1 share currently owned a shareholder shall receive an additional .25 share.

About the Merger Candidate

Rapidtron Inc. intends to become the leading provider of Radio Frequency (RF) smart card access control and ticketing/membership systems by providing the premier technology for operator-free entry and exit turnstiles.

Headquartered in Costa Mesa, California, Rapidtron Inc., has established itself in the North American marketplace by currently providing its smart card access control systems to the Copper Mountain resort in Colorado, the Park City resort in Utah and to the University of California , Berkeley. Rapidtron Inc. has forged a strategic partnership with AXESS AG, a European corporation. AXESS AG is at the forefront of Radio Frequency smart card technology and has installed over 2,500 Smart access gates and 1500 point-of-sale systems to transit, vacation resorts and fitness markets in Europe.

For additional company information, contact John Veltheer at 702.948.5017.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact may be forward-looking statements. Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

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For additional information please call:

John Veltheer
President, Rapidtron Inc..
702.948.5017 (ph)
702.948.5001 (fax)